Exhibit 99.1

La Rosa Holdings Corp. Reports 18% Year-Over-Year Revenue Growth to $60.9 Million for the First Nine Months of 2025

Celebration, FL – November 20, 2025 – La Rosa Holdings Corp. (NASDAQ: LRHC) (“La Rosa” or the “Company”), a real estate and PropTech company, today provided a business update and reported financial results for the third quarter ended September 30, 2025.

Q3 2025 Financial Highlights

●	Total revenue increased 3.2% year-over-year to $20.2 million for the third quarter ended September 30, 2025 from $19.6 million for the third quarter ended September 30, 2024.

●	Residential real estate services revenue increased by approximately $286 thousand to $16.8 million, or 1.7% for the third quarter ended September 30, 2025 from $16.5 million for the third quarter ended September 30, 2024

●	Property management revenue increased by approximately $255 thousand to approximately $3.1 million, or 8.9%, for the third quarter ended September 30, 2025 from $2.9 million for the third quarter ended September 30, 2024

●	Real Estate Brokerage Services (Commercial) revenue increased by approximately $39 thousand to $103 thousand, or approx. 61.5% for the third quarter ended September 30, 2025 from $64 thousand for the third quarter ended September 30, 2024

●	Gross profit increased by approximately $72 thousand, or 4.4%, year-over-year, to $1.7 million for the third quarter ended September 30, 2025 from $1.6 million for the third quarter ended September 30, 2024

Nine-Months 2025 Financial Highlights

●	Total revenue increased 17.8% year-over-year to $60.9 million for the nine months ended September 30, 2025 from $51.7 million for the nine months ended September 30, 2024.

●	Residential real estate services revenue increased by approximately $8.2 million to $50.8 million, or 19.2%, for the nine months ended September 30, 2025 from $42.6 million for the nine months ended September 30, 2024

●	Property management revenue increased by approximately $1.0 million to approximately $9.2 million, or 12.4%, for the nine months ended September 30, 2025 from $8.2 million for the nine months ended September 30, 2024

●	Real Estate Brokerage Services (Commercial) revenue increased by approximately $100 thousand to $349 thousand, or approx. 40.1% for the nine months ended September 30, 2025 from $249 thousand for the nine months ended September 30, 2024

●	Gross profit increased by approximately $714 thousand, or 16.3%, year-over-year, to $5.1 million for the nine months ended September 30, 2025 from $4.4 million for the nine months ended September 30, 2024

Joe La Rosa, CEO of La Rosa, commented, “We delivered solid financial performance in the first nine months of 2025, with steady year-over-year growth across all major revenue streams. Total revenue for the first nine months of 2025 increased nearly 18% year-over-year, driven by continued strength in residential real estate services, expanding property management operations, and meaningful gains in commercial brokerage. Our consistent gross profit improvement underscores both the resilience of our model and the effectiveness of our long-term growth strategy. During the first nine months of 2025, we made substantial progress strengthening our balance sheet, including the elimination of the majority of our outstanding warrants. We also ended September 30, 2025 with approximately $6.4 million in cash and restricted cash, compared to $3.2 million as of December 31, 2024, reflecting a significantly improved liquidity position and a more streamlined capital structure.”

“Last week, we announced that we secured $1.25 billion in financing facilities, giving us the strategic flexibility to accelerate our next-generation AI data center strategy, pursue targeted acquisitions and partnerships, and further capitalize on high-growth opportunities across the AI value chain through our deep real estate expertise. The demand for modern data centers is expanding rapidly, with the global market estimated at approximately $347.6 billion in 2024 and projected to reach $652.0 billion by 2030, representing a strong CAGR of about 11.2%, according to Grand View Research. We believe this financing marks a pivotal step in positioning the Company to compete in one of the fastest-growing sectors of the technology and real estate landscape while delivering long-term value for our stockholders,” concluded Mr. La Rosa.

Q3 2025 Financial Results

Total revenue for the third quarter ended September 30, 2025, was $20.2 million compared to $19.6 million for the third quarter ended September 30, 2024. Selling, general and administrative costs, excluding stock-based compensation, for the third quarter ended September 30, 2025, were approximately $4.4 million, compared to approximately $3.0 million for the third quarter ended September 30, 2024.

Total operating expenses were $6.7 million for the third quarter ended September 30, 2025, as compared to $3.4 million for the third quarter ended September 30, 2024, resulting in a loss from operations of $5.0 million for the third quarter ended September 30, 2025, as compared to $1.7 million for the third quarter ended September 30, 2024.

Net loss was $5.5 million, or $(5.44) basic and diluted income per share, for the third quarter ended September 30, 2025, compared to net loss of $3.4 million, or $(16.49) basic and diluted loss per share, for the third quarter ended September 30, 2024. As of September 30, 2025, and December 31, 2024, the Company had cash, and restricted cash of approximately $6.4 million and $3.2 million, respectively.

About La Rosa Holdings Corp.

La Rosa Holdings Corp. (Nasdaq: LRHC) intends to transform the real estate industry by providing agents with flexible compensation options, including a revenue-sharing model or a fee-based structure with 100% commission. Powered by its proprietary technology platform, La Rosa aims to equip agents and franchisees with the tools they need to deliver exceptional service.

The Company offers both residential and commercial real estate brokerage services, as well as technology-driven products and support for its agents and franchise partners. Its business model includes internal services for agents and external offerings for the public, spanning real estate brokerage, franchising, education and coaching, and property management.

La Rosa operates 25 corporate-owned brokerage offices across Florida, California, Texas, Georgia, North Carolina, and Puerto Rico. La Rosa also started its expansion into Europe, beginning with Spain. Additionally, the Company has five franchised offices and branches and three affiliated brokerage locations in the U.S. and Puerto Rico. The Company also operates a full-service escrow settlement and title company in Florida.

For more information, please visit: https://www.larosaholdings.com.

Stay connected with La Rosa, sign up for news alerts here: larosaholdings.com/email-alerts.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations that are subject to various risks and uncertainties. Such statements include statements regarding the Company’s ability to grow its business and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to satisfy closing conditions of the financing facilities and the timing and use of proceeds thereof, including the redemption of the Series X Preferred Stock, to achieve profitable operations, our ability to successfully integrate acquisitions into our business operations, customer acceptance of new services, the demand for the Company’s services and the Company’s customers’ economic condition, the impact of competitive services and pricing, general economic conditions, the successful integration of the Company’s past and future acquired brokerages, the effect of the recent National Association of Realtors’ landmark settlement on our business operations, and other risk factors detailed in the Company’s filings with the United States Securities and Exchange Commission (the “SEC”). You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and other reports and documents that we file from time to time with the SEC. Forward-looking statements contained in this press release are made only as of the date of this press release, and La Rosa does not undertake any responsibility to update any forward-looking statements in this release, except as may be required by applicable law. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

For more information, contact: info@larosaholdings.com

Investor Relations Contact:

Crescendo Communications, LLC

David Waldman/Natalya Rudman

Tel: (212) 671-1020

Email: LRHC@crescendo-ir.com

(Tables follow)

La Rosa Holdings Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

(unaudited)

	September 30, 2025	December 31, 2024
	(unaudited)	(audited)
Assets
Current assets:
Cash	$3,992,896	$1,442,901
Restricted cash	2,396,268	1,750,421
Accounts receivable, net of allowance for credit losses of $150,336 and $166,504, respectively	799,385	931,662
Other current assets	34,669	1,788
Total current assets	7,223,218	4,126,772

Noncurrent assets:
Restricted cash, net of current	46,199	387,286
Property and equipment, net	6,879	9,411
Right-of-use asset, net	1,104,403	997,715
Intangible assets, net	5,256,913	5,840,080
Goodwill	8,012,331	8,012,331
Other long-term assets	40,250	33,831
Total noncurrent assets	14,466,975	15,280,654
Total assets	$21,690,193	$19,407,426
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,006,747	$2,376,704
Accrued expenses	780,665	738,065
Contract liabilities	72,485	7,747
Security deposits and escrow payable	2,396,268	1,750,421
Line of credit	—	148,976
Derivative liability	—	1,607,544
Advances on future receipts	—	618,681
Accrued acquisition cash consideration	60,000	381,404
Notes payable, current	148,757	2,187,673
Lease liability, current	514,731	473,733
Total current liabilities	5,979,653	10,290,948

Noncurrent liabilities:
Note payable, net of current	9,321,562	1,475,064
Security deposits and escrow payable, net of current	46,199	387,286
Lease liability, noncurrent	625,637	545,759
Other liabilities	2,950	32,950
Total non-current liabilities	9,996,348	2,441,059
Total liabilities	15,976,001	12,732,007

Commitments and contingencies (Note 6)

Stockholders’ equity:
Preferred stock - $0.0001 par value; 50,000,000 shares authorized; 2,000 Series X shares issued and outstanding at September 30, 2025 and December 31, 2025, respectively	—	—
Preferred stock - $0.0001 par value; 6,000 shares authorized; 6,000 and 0 Series B shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	1	—
Common stock - $0.0001 par value; 2,050,000,000 shares authorized; 1,224,683 and 273,122 issued and outstanding at June 30, 2025 and December 31, 2025, respectively	122	27

Additional paid-in capital	50,942,783	29,123,747
Accumulated deficit	(49,385,392)	(26,555,319)
Total stockholders’ equity – La Rosa Holdings Corp. shareholders	1,557,514	2,568,455
Noncontrolling interest in subsidiaries	4,156,678	4,106,964
Total stockholders’ equity	5,714,192	6,675,419
Total liabilities and stockholders’ equity	$21,690,193	$19,407,426

La Rosa Holdings Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$20,216,143	$19,593,036	$60,944,755	$51,733,355

Cost of revenue	18,507,962	17,957,130	55,846,678	47,349,141
Gross profit	1,708,181	1,635,906	5,098,077	4,384,214

Operating expenses:
Sales and marketing	157,412	246,369	1,326,859	691,704
General and administrative	4,217,919	2,747,616	11,146,500	7,809,627
Stock-based compensation — general and administrative	2,321,707	389,711	4,744,012	4,054,821
Total operating expenses	6,697,038	3,383,696	17,217,371	12,556,152

Loss from operations	(4,988,857)	(1,747,790)	(12,119,294)	(8,171,938)
Other income (expense):
Interest expense, net	(154,233)	(98,566)	(361,381)	(197,425)
Gain (loss) on extinguishment of debt	—	(722,729)	3,961,075	(722,729)
Amortization of debt discount	—	(135,185)	(63,160)	(455,289)
Change in fair value of derivative liability	—	307,098	899,874	218,998
Loss on issuance of senior secured convertible note and warrants	—	—	(128,836,250)	—
Change on fair value of convertible note and warrants	(661,504)	—	31,168,496	—
Gain on settlement of incremental warrants	—	—	82,299,000	—
Other income, net	260,016	4,544	271,281	4,544
Loss before provision for income taxes	(5,544,578)	(2,392,628)	(22,780,359)	(9,323,839)
Benefit from income taxes	—	—	—	—
Net loss	(5,544,578)	(2,392,628)	(22,780,359)	(9,323,839)
Less: Net income (loss) attributable to noncontrolling interests in subsidiaries	(11,226)	59,540	49,714	47,197
Net loss after noncontrolling interest in subsidiaries	(5,533,352)	(2,452,168)	(22,830,073)	(9,371,036)
Less: Deemed dividend	—	920,038	275,264	1,150,706
Net loss attributable to common stockholders	$(5,533,352)	$(3,372,206)	$(23,105,337)	$(10,521,742)

Loss per share of common stock attributable to common stockholders
Basic and diluted	$(5.44)	$(16.49)	$(32.64)	$(56.23)

Weighted average shares used in computing net loss per share of common stock attributable to common stockholders
Basic and diluted	1,016,833	204,481	707,859	187,126

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